Exhibit  5








                                                     July 19, 1996


Dime Financial Corporation
95 Barnes Road
Wallingford, Connecticut  06492

Ladies and Gentlemen:

        We have acted as counsel with respect to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as filed by Dime Financial Corp., a Connecticut corporation (the "Corporation"), with the Securities and Exchange Commission relating to (a) an aggregate of up to 10,000 shares of common stock, $1.00 par value, of the Corporation (the "Stock") to be issued upon exercise of options granted pursuant to the Dime Financial Corporation Non-Qualified Stock Option Agreement for Mr. Ralph D. Lukens dated as of May 9, 1995 (the "Lukens Agreement"); (b) an aggregate of up to 5,000 shares of the Stock to be issued upon exercise of options granted pursuant to The Dime Savings Bank of Wallingford Non-Qualified Stock Option Agreement, as amended, for Mr. M. Joseph Canavan dated as of June 20, 1988 (the "Canavan Agreement"); and (c) an aggregate of up to 5,000 shares of the Stock to be issued upon exercise of options granted pursuant to The Dime Savings Bank of Wallingford Non-Qualified Stock Option Agreement, as amended, for Mr. William
J. Farrell dated as of June 20, 1988 (the "Farrell Agreement") (the Lukens Agreement, the Canavan Agreement and the Farrell Agreement, collectively, the "Agreements") to Lukens, Canavan and Farrell, respectively.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreements and such other documents, corporate records, and other instruments as we have deemed necessary or advisable for purposes of the opinion set forth below. We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to all corresponding originals of all documents submitted to us as copies.

        Based on the foregoing, we are of the opinion that the Stock to be issued under the Agreements will, when so issued pursuant to the provisions of the Agreements and when payment of the agreed upon consideration for the Stock has been received by the Corporation, be validly issued, fully paid and non-assessable (assuming that, at the time of such issuance, the Corporation has a sufficient number of authorized and unissued shares or treasury shares available for such issuance).

        We are members of the bar of the State of Connecticut and express no opinion to any matter relating to any law other than the law of the State of Connecticut.

        We consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                                     Very truly yours,



                                                     /s/ DAY, BERRY & HOWARD





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